UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 6, 2019
Date of Report (date of earliest event reported)

Phillips 66 Partners LP
(Exact name of registrant as specified in its charter)

Delaware	001-36011	38-3899432
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2331 CityWest Boulevard
Houston, Texas 77042
(Address of Principal Executive Offices and Zip Code)

(855) 283-9237
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units Representing Limited Partner Interests	PSXP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01    Regulation FD Disclosure
On November 6, 2019, Phillips 66 Partners LP (the “Partnership”) is providing certain forecasts as part of the presentations given at Phillips 66’s Investor Day. These forecasts include a 2020 exit run-rate adjusted EBITDA of $1.5 billion and 2020 adjusted capital spending of approximately $900 million, including approximately $130 million for maintenance capital.
This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
By filing this Current Report on Form 8-K and furnishing the information contained herein, the Partnership makes no admission as to the materiality of any information in this report that is required to be disclosed solely by reason of Regulation FD.
Note Regarding Non-GAAP Financial Measures
Exit run-rate adjusted EBITDA is a non-GAAP measure. It is a forecast of future EBITDA, or earnings before interest, income taxes, depreciation and amortization, based on the Partnership’s projections of the annualized adjusted EBITDA that will be generated by both current operations and organic growth projects at year end 2020. Exit run-rate adjusted EBITDA is included to demonstrate management’s intention of future growth through 2020. We are unable to present a reconciliation of the forecasted exit run-rate adjusted EBITDA to net income, which is the nearest GAAP financial measure, because certain elements of net income, including interest, depreciation and income taxes, were not used in the forecasts and are therefore not reasonably available. Together, these items generally result in exit run-rate adjusted EBITDA being significantly greater than net income.
Adjusted capital spending is a non-GAAP measure. It demonstrates the portion of total consolidated capital expenditures and investments funded by the Partnership. Adjusted capital spending in 2020 excludes $0.1 billion of expansion capital expected to be cash funded by joint venture partners. The GAAP financial measure most comparable to adjusted capital spending is capital expenditures and investments. Additionally, the disaggregation of capital expenditures and investments between expansion and maintenance is not a distinction recognized under GAAP. We provide such disaggregation because our partnership agreement requires that we treat expansion and maintenance capital differently for certain surplus determinations. Further, we generally fund expansion capital spending with both operating and financing cash flows and fund maintenance capital spending with operating cash flows. We believe this is an important distinction in our liquidity profile.
Note Regarding Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements. Although Phillips 66 Partners believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the Partnership’s control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from what was anticipated, estimated, projected or expected. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under Phillips 66 Partners’ commercial and other agreements; the volume of crude oil, refined petroleum products and NGL Phillips 66 Partners or its joint ventures transport, fractionate, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; the failure to complete construction of announced and future capital projects in a timely manner and any cost overruns associated with such projects; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in its filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than as described.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Phillips 66 Partners LP
By: Phillips 66 Partners GP LLC, its general partner

Dated: November 6, 2019	By:/s/ Paula A. Johnson
Paula A. Johnson
Vice President